Hexcel Corporation Two Stamford Plaza| 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2024 FOURTH QUARTER AND FULL YEAR RESULTS

•
Q4 2024 Sales were $474 million, compared to $458 million in Q4 2023.
•
Q4 2024 GAAP diluted EPS of $0.07, compared to Q4 2023 GAAP diluted EPS of $(0.21).
•
Q4 2024 adjusted diluted EPS of $0.52, compared to Q4 2023 adjusted diluted EPS of $0.43.
•
FY 2024 sales were $1,903 million, compared to $1,789 million for FY 2023.
•
FY 2024 GAAP diluted EPS of $1.59 compared to FY 2023 GAAP diluted EPS of $1.24.
•
FY 2024 adjusted diluted EPS of $2.03, compared to FY 2023 adjusted diluted EPS of $1.81.
•
Free Cash Flow of $203 million in FY 2024.
•
Quarterly dividend increased 13% to $0.17.
•
2025 Guidance:

     Sales - $1.95 billion to $2.05 billion; Adj EPS - $2.05 to $2.25; FCF - >$220 million

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Years Ended
	December 31,			December 31,
(In millions, except per share data)	2024	2023	% Change	2024	2023	% Change

Net Sales	$473.8	$457.5	3.6%	$1,903.0	$1,789.0	6.4%
Net sales change in constant currency			4.0%			6.4%
Operating Income	8.9	47.6	(81.3)%	186.1	215.3	(13.6)%
Net Income (loss)	5.8	(18.2)	131.9%	132.1	105.7	25.0%
Diluted net income (loss) per common share	$0.07	$(0.21)	133.3%	$1.59	$1.24	28.2%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$57.1	$49.1	16.3%	$236.1	$216.7	9.0%
As a % of sales	12.1%	10.7%		12.4%	12.1%
Adjusted Net Income	42.6	36.6	16.4%	168.5	154.8	8.9%
Adjusted diluted net income per share	$0.52	$0.43	20.9%	$2.03	$1.81	12.2%

STAMFORD, Conn. January 22, 2025 – Hexcel Corporation (NYSE: HXL) today reported fourth quarter 2024 results including net sales of $474 million and adjusted diluted EPS of $0.52 per share.

"Hexcel’s sales increased 6% in 2024, including 12% growth in our commercial aerospace business despite the ongoing challenges in the OEM supply chain,” said Tom Gentile, Chairman, CEO and President, Hexcel. “Our adjusted EPS of $2.03 increased 12%, highlighting the inherent operating leverage opportunity within the business as production rates continue to recover from the pandemic.”

“Hexcel met its latest 2024 guidance, including $203 million of free cash flow generation, and we are now providing 2025 guidance. Our 2025 sales guidance includes roughly 10% year over year growth in commercial aerospace, despite the ongoing rate-ramp challenges the commercial aircraft industry supply chain is experiencing. We are also forecasting increased cash generation for the year to exceed $220 million. With our multi-year cash generation potential remaining strong, growing the business and returning cash to shareholders remain key areas of focus.” continued Mr. Gentile.

“Our priorities for 2025 are Operational Excellence, focused on meeting our customer production rate increases, Innovation to win positions for Hexcel lightweight materials on the next generation of aircraft, and Growth. Growth is expected to come through build rate increases to meet the considerable backlog demand that exists, plus organic growth for existing programs with increased adoption of lightweight advanced composite materials. We will also explore inorganic growth through disciplined strategic deployment of our robust and growing capital resources. Innovation is a core tenet of Hexcel as we continually work to enhance our leading-edge lightweight materials to enable our customers to design products that are stronger and lighter and that support their increased manufacturing throughput. And of course, we are continually working to improve our operational efficiencies and productivity.” concluded Mr. Gentile.

Markets

Sales in the fourth quarter of 2024 were $473.8 million compared to $457.5 million, a 3.6% increase from the fourth quarter of 2023.

Commercial Aerospace

•
Commercial Aerospace sales of $278.3 million for the fourth quarter of 2024 increased 4.0% (4.6% in constant currency) compared to the fourth quarter of 2023 with modest growth in the Airbus A320neo and Boeing 787. Boeing 737 MAX sales were lower year-over-year, consisting primarily of LEAP 1-B and nacelle sales in the current quarter. Other Commercial Aerospace increased in the fourth quarter of 2024, led by strength in regional jets.

Space & Defense

•
Space & Defense sales of $163.3 million increased 7.2% (7.6% in constant currency) for the quarter as compared to the fourth quarter of 2023. Growth was strong with the Sikorsky CH-53K and Lockheed F-35 along with strength in Space, both domestically and internationally.

Industrial

•
Total Industrial sales of $32.2 million in the fourth quarter of 2024 decreased 14.6% (14.8% in constant currency) due to declines in all sub-markets except for recreation.

Consolidated Operations

Gross margin for the fourth quarter of 2024 was 25.0% compared to 22.5% in the fourth quarter of 2023. As a percentage of sales, selling, general and administrative for the fourth quarter of 2024 were 10.1% compared to 9.2% for the fourth quarter of 2023. R&T expenses as a percentage of net sales were 2.8% for the fourth quarter of 2024 compared to 2.6% for the fourth quarter of 2023. Adjusted operating income in the fourth quarter of 2024 was $57.1 million or 12.1% of sales, compared to $49.1 million, or 10.7% of sales in 2023. Other operating expense for the fourth quarter of 2024 included asset impairments and other charges primarily associated with the announced potential divestiture for the Neumarkt, Austria plant that solely serves Industrial markets. In addition, other operating expenses for both the fourth quarter of 2024 and 2023 included restructuring costs. Other non-operating expense in the fourth quarter of 2023 primarily included charges related to the buy-out of the UK pension plan. Foreign exchange rates had a favorable impact of approximately 60 basis points on operating income as a percentage of sales in the fourth quarter of 2024 compared to the fourth quarter of 2023.

FY 2024 Results

Sales for the full year of 2024 were $1,903.0 million compared to $1,789.0 million, a 6.4% increase from 2023 sales.

Commercial Aerospace (63% of sales)

•
Commercial Aerospace sales of $1,194.2 million increased 11.8% (11.9% in constant currency) for the full year of 2024 compared to the full year of 2023. Widebodies led the growth including the Boeing 787 and Airbus A350, followed by the Airbus A320neo. Sales for the Boeing 737 MAX were down year-over-year. Other Commercial Aerospace increased 9.5% reflecting growth in regional jets.

Space & Defense (30% of sales)

•
Space & Defense sales of $569.5 million increased 4.5% (4.6% in constant currency) for the full year of 2024 as compared to the full year of 2023. Growth was driven by military helicopters including the CH-53-K, as well as the F-35 and classified programs. As expected, growth was partially offset by declining sales for the Bell Boeing V-22.

Industrial (7% of sales)

•
Total Industrial sales of $139.3 million in the full year of 2024 decreased 20.9% (21.1% in constant currency) compared to the full year of 2023 as all sub-markets declined.

Consolidated Operations

Gross margin for 2024 was 24.7% compared to 24.2% in the prior year benefiting from higher sales volume leverage. As a percentage of sales, selling, general and administrative for the full year of 2024 were 9.3% compared to 9.2% for 2023. R&T expenses as a percentage of net sales were 3.0% for the full year of 2024 compared to 2.9% for the full year of 2023. Adjusted operating income for the full year of 2024 was $236.1 million or 12.4% of sales, compared to $216.7 million or 12.1% of sales in 2023. Other operating expense for 2024 included asset impairments and other charges primarily associated with the announced potential divestiture of the Neumarkt, Austria plant. Other operating expenses for the full year of 2023 included restructuring costs partially offset by a pre-tax net gain of $0.8 million from the sale of a facility in Colorado. Other non-operating expense for the full year of 2023 primarily included charges related to the buy-out of the UK pension plan. The impact of foreign exchange rates on operating income as a percentage of sales was favorable by approximately 40 basis points for 2024 compared to 2023.

Cash and other

•
Net cash provided by operating activities in 2024 was $289.9 million, compared to $257.1 million in 2023. Working capital was a cash use of $0.8 million in 2024 compared to a use of $27.4 million in 2023. Capital expenditures on a cash basis were $87.0 million in 2024. Capital expenditures in 2023 were $108.2 million including approximately $38 million for the purchase of the land and building at the Hexcel Amesbury, Massachusetts facility. Net cash used for investing activities in 2023 included net proceeds of $44.7 million from the sale of the joint venture interest in Malaysia and net proceeds of $10.3 million received from the sale of a facility in Windsor, Colorado. Free cash flow was $202.9 million in 2024 compared to $148.9 million in 2023. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $81.1 million in 2024 and $121.6 million in 2023.
•
The Company did not repurchase shares of its common stock during the fourth quarter. For 2024, the Company used $252.2 million to repurchase shares of common stock. The remaining authorization under the share repurchase program on December 31, 2024 was $234.9 million.
•
As announced today, the Board of Directors declared a quarterly dividend of $0.17 per share, an increase of $0.02 per share, payable to stockholders of record as of February 7, 2025, with a payment date of February 14, 2025.

2025 Guidance

•
Sales of $1.95 billion to $2.05 billion
•
Adjusted diluted earnings per share of $2.05 to $2.25
•
Free cash flow of greater than $220 million
•
Capital Expenditures less than $100 million
•
Effective tax rate of 21%

*****

Hexcel will host a conference call at 10:00 a.m. ET, on January 23, 2025 to discuss fourth quarter and full- year 2024 results. The live webcast will be available on the Investor Relations section of the Hexcel website via the following link: https://events.q4inc.com/attendee/820361331. The event can also be accessed by dialing +1 (646) 307-1963. The conference ID is 2360739. Replays of the call will be available on the website.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We propel the future of flight and transportation through excellence in advanced material lightweighting solutions that create a better world for us all. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core and composite structures for use in commercial aerospace, space and defense, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others, and the revenues we may generate from an aircraft model or program; expectations with regard to the impact of regulatory activity related to the Boeing 737 MAX on our revenues; expectations with regard to raw material cost and availability; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for industrial applications; expectations regarding cash generation, working capital trends, and inventory levels; expectations as to the level of capital expenditures, capacity, including the timing of completion of capacity expansions, and qualification of new products; expectations regarding our ability to improve or maintain margins; expectations regarding our ability to attract, motivate, and retain the workforce necessary to execute our business strategy; projections regarding our tax rate; expectations with regard to the continued impact of macroeconomic factors or geopolitical issues or conflicts; expectations regarding our strategic initiatives, including, our sustainability goals; expectations with regard to the effectiveness of cybersecurity measures; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations; and our expectations of financial results for 2024 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the extent of the impact of macroeconomic factors or geopolitical issues or conflicts; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to regulatory activity or public scrutiny impacting the Boeing 737 MAX; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; the availability and cost of raw materials, including the impact of supply disruptions and inflation; our ability to successfully implement or realize our strategic initiatives, including our sustainability goals and any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing due to cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; timely new product development or introduction; our ability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity-related risks, including the potential impact of breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including the effect of change in global trade policies, tariff rates, economic sanctions and embargoes; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Years Ended
	December 31,		December 31,
(In millions, except per share data)	2024	2023	2024	2023
Net sales	$473.8	$457.5	$1,903.0	$1,789.0
Cost of sales	355.3	354.4	1,433.2	1,355.8
Gross margin	118.5	103.1	469.8	433.2
% Gross Margin	25.0%	22.5%	24.7%	24.2%

Selling, general and administrative expenses	47.9	41.9	176.6	163.8
Research and technology expenses	13.5	12.1	57.1	52.7
Other operating expense	48.2	1.5	50.0	1.4
Operating income	8.9	47.6	186.1	215.3
Interest expense, net	8.1	7.6	31.2	34.0
Other expense	-	71.6	-	71.6
Income (loss) before income taxes, and equity in earnings of affiliated companies	0.8	(31.6)	154.9	109.7
Income tax (benefit) expense	(5.0)	(10.4)	22.8	12.1
Income (loss) before equity in earnings of affiliated companies	5.8	(21.2)	132.1	97.6
Equity in earnings from affiliated companies	-	3.0	-	8.1
Net income (loss)	$5.8	$(18.2)	$132.1	$105.7

Basic net income (loss) per common share:	$0.07	$(0.21)	$1.61	$1.25

Diluted net income (loss) per common share:	$0.07	$(0.21)	$1.59	$1.24

Weighted-average common shares:
Basic	81.2	84.4	82.3	84.6
Diluted	81.9	84.4	83.0	85.5

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	December 31,	December 31,
(In millions)	2024	2023
Assets
Cash and cash equivalents	$125.4	$227.0
Accounts receivable, net	212.0	234.7
Inventories, net	356.2	334.4
Contract assets	29.8	25.1
Prepaid expenses and other current assets	50.6	43.0
Assets held for sale	7.5	-
Total current assets	781.5	864.2

Property, plant and equipment	3,163.1	3,195.5
Less accumulated depreciation	(1,566.4)	(1,516.8)
Net property, plant and equipment	1,596.7	1,678.7

Goodwill and other intangible assets, net	237.0	251.3
Investments in affiliated companies	5.0	5.0
Other assets	105.4	119.3
Total assets	$2,725.6	$2,918.5

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.1	$0.1
Accounts payable	142.3	159.1
Accrued compensation and benefits	99.7	75.7
Accrued liabilities	107.2	81.0
Liabilities held for sale	4.2	-
Total current liabilities	353.5	315.9

Long-term debt	700.6	699.4
Retirement obligations	31.9	42.6
Other non-current liabilities	111.7	144.1
Total liabilities	$1,197.7	$1,202.0

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 111.6 shares issued at December 31, 2024 and 110.8 shares issued at December 31, 2023	$1.1	$1.1
Additional paid-in capital	970.0	936.8
Retained earnings	2,251.5	2,168.7
Accumulated other comprehensive loss	(115.0)	(74.1)
	3,107.6	3,032.5

Less – Treasury stock, at cost, 30.6 shares at December 31, 2024 and 26.7 shares at December 31, 2023	(1,579.7)	(1,316.0)
Total stockholders' equity	1,527.9	1,716.5
Total liabilities and stockholders' equity	$2,725.6	$2,918.5

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Years Ended
	December 31,
(In millions)	2024	2023

Cash flows from operating activities
Net income	$132.1	$105.7
Reconciliation to net cash used for operating activities:
Depreciation and amortization	124.0	124.8
Amortization related to financing	0.4	0.6
Deferred income taxes	(16.7)	(32.7)
Equity in earnings from affiliated companies	-	(8.1)
Stock-based compensation	22.2	20.9
Restructuring expenses, net of payments	-	(4.4)
Pension settlement	-	70.5
Gain on sale of assets	-	(0.8)
Impairment of assets	28.9	3.1
Loss on sale of investments	-	3.0

Changes in assets and liabilities:
Decrease (increase) in accounts receivable	10.7	(8.9)
Increase in inventories	(34.0)	(8.9)
(Increase) decrease in prepaid expenses and other current assets	(6.7)	2.6
Increase (decrease) in accounts payable/accrued liabilities	29.2	(12.2)
Other - net	(0.2)	1.9
Net cash provided by operating activities (a)	289.9	257.1

Cash flows from investing activities
Capital expenditures (b)	(87.0)	(108.2)
Proceeds from sale of assets	-	10.3
Proceeds from sale of investments	-	47.2
Net cash used for investing activities	(87.0)	(50.7)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	160.0	103.0
Repayments of senior unsecured credit facilities	(160.0)	(128.0)
Repurchases of common stock	(252.2)	(30.1)
Issuance costs related to senior unsecured credit facilities	-	(2.5)
Repayment of finance lease obligation and other debt, net	0.3	(0.2)
Dividends paid	(49.3)	(42.2)
Activity under stock plans	(0.5)	7.4
Net cash used for financing activities	(301.7)	(92.6)
Effect of exchange rate changes on cash and cash equivalents	(2.8)	1.2
Net (decrease) increase in cash and cash equivalents	(101.6)	115.0
Cash and cash equivalents at beginning of period	227.0	112.0
Cash and cash equivalents at end of period	$125.4	$227.0

Supplemental data:
Free Cash Flow (a)+(b)	202.9	148.9
Accrual basis additions to property, plant and equipment	81.1	121.6

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended December 31, 2024 and 2023				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2024	2023	%	Effect (b)	2023	%
Commercial Aerospace	$278.3	$267.5	4.0	$(1.5)	$266.0	4.6
Space & Defense	163.3	152.3	7.2	(0.6)	151.7	7.6
Industrial	32.2	37.7	(14.6)	0.1	37.8	(14.8)
Consolidated Total	$473.8	$457.5	3.6	$(2.0)	$455.5	4.0

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	58.7	58.5			58.4
Space & Defense	34.5	33.3			33.3
Industrial	6.8	8.2			8.3
Consolidated Total	100.0	100.0			100.0

Years Ended December 31, 2024 and 2023				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2024	2023	%	Effect (b)	2023	%
Commercial Aerospace	$1,194.2	$1,068.2	11.8	$(1.2)	$1,067.0	11.9
Space & Defense	569.5	544.8	4.5	(0.3)	544.5	4.6
Industrial	139.3	176.0	(20.9)	0.6	176.6	(21.1)
Consolidated Total	$1,903.0	$1,789.0	6.4	$(0.9)	$1,788.1	6.4

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	62.8	59.7			59.7
Space & Defense	29.9	30.5			30.4
Industrial	7.3	9.8			9.9
Consolidated Total	100.0	100.0			100.0
(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2023, have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2024 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Fourth Quarter 2024
Net sales to external customers	$375.3	$98.5	$-	$473.8
Intersegment sales	20.2	0.2	(20.4)	-
Total sales	395.5	98.7	(20.4)	473.8

Other operating expense	39.8	6.9	1.5	48.2
Operating income (loss)	20.7	3.7	(15.5)	8.9
% Operating margin	5.2%	3.7%		1.9%

Depreciation and amortization	27.3	3.7	-	31.0
Stock-based compensation expense	1.1	0.2	1.6	2.9
Accrual based additions to capital expenditures	15.8	5.7	-	21.5

Fourth Quarter 2023
Net sales to external customers	$377.0	$80.5	$-	$457.5
Intersegment sales	16.6	0.7	(17.3)	-
Total sales	393.6	81.2	(17.3)	457.5

Other operating expense (income)	1.5	-	-	1.5
Operating income (loss)	56.8	7.8	(17.0)	47.6
% Operating margin	14.4%	9.6%		10.4%

Depreciation and amortization	27.9	3.7	-	31.6
Stock-based compensation expense	1.0	0.3	1.3	2.6
Accrual based additions to capital expenditures	29.3	3.6	-	32.9

Year Ended December 31, 2024
Net sales to external customers	$1,531.0	$372.0	$-	$1,903.0
Intersegment sales	90.0	1.2	(91.2)	-
Total sales	1,621.0	373.2	(91.2)	1,903.0

Other operating expense	40.8	7.7	1.5	50.0
Operating income (loss)	215.0	39.6	(68.5)	186.1
% Operating margin	13.3%	10.6%		9.8%

Depreciation and amortization	109.1	14.9	-	124.0
Stock-based compensation expense	6.1	1.5	14.6	22.2
Accrual based additions to capital expenditures	67.1	14.0	-	81.1

Year Ended December 31, 2023
Net sales to external customers	$1,474.2	$314.8	$-	$1,789.0
Intersegment sales	70.6	2.4	(73.0)	-
Total sales	1,544.8	317.2	(73.0)	1,789.0

Other operating expense (income)	1.2	0.2	-	1.4
Operating income (loss)	237.9	32.8	(55.4)	215.3
% Operating margin	15.4%	10.3%		12.0%

Depreciation and amortization	110.4	14.4	-	124.8
Stock-based compensation expense	6.2	1.7	13.0	20.9
Accrual based additions to capital expenditures	70.9	50.7	-	121.6

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income (Loss), EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Years Ended
	December 31,		December 31,
(In millions)	2024	2023	2024	2023
GAAP operating income	$8.9	$47.6	$186.1	$215.3
Other operating expense (a)	48.2	1.5	50.0	1.4
Non-GAAP operating income	$57.1	$49.1	$236.1	$216.7

	Unaudited
	Quarters Ended December 31,
	2024		2023
(In millions, except per diluted share data)	Net Income	EPS	Net (Loss) Income	EPS
GAAP	$5.8	$0.07	$(18.2)	$(0.21)
Other operating expense, net of tax (a)	39.1	0.48	1.1	0.01
Other expense, net of tax (b)	-	-	57.4	0.67
Tax benefit (c)	(2.3)	(0.03)	(3.7)	(0.04)
Non-GAAP	$42.6	$0.52	$36.6	$0.43

	Unaudited
	Years Ended December 31,
	2024		2023
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$132.1	$1.59	$105.7	$1.24
Other operating expense, net of tax (a)	40.5	0.49	1.0	0.01
Other expense net of tax (b)	-	-	57.4	0.67
Tax benefit (c)	(4.1)	(0.05)	(9.3)	(0.11)
Non-GAAP	$168.5	$2.03	$154.8	$1.81

	Unaudited
	Years Ended December 31,
(In millions)	2024	2023
Net cash provided by operating activities	$289.9	$257.1
Less: Capital expenditures	(87.0)	(108.2)
Free cash flow (non-GAAP)	$202.9	$148.9

(a)
The quarter and year ended December 31, 2024 included asset impairments and other charges primarily associated with our announced potential divestiture for our Neumarkt, Austria plant. The quarter and year ended December 31, 2024 also included restructuring costs. The quarter and year ended December 31, 2023 included restructuring costs. The year ended December 31, 2023 also included the net gain of $0.8 million from the sale of the facility in Windsor, Colorado.
(b)
Both the quarter and year ended December 31, 2023, included (i) a charge of $70.5 million related to the buy-out of the UK pension plan; (ii) a charge of $3.0 million (including the write-off of approximately $9 million in currency translation amounts) related to the sale of the joint venture interest in Malaysia; and (iii) a pre-tax gain of $1.9 million for the reversion of excess assets related to the UK pension plan.
(c)
The quarter and year ended December 31, 2024 included benefits associated with our R&D expenditures, partially offset by the recording of a valuation allowance in a foreign jurisdiction. The year ended December 31, 2024 also included a discrete tax benefit related to adjustments to our provision based on the finalization of prior year tax returns. The quarter ended December 31, 2023 included a discrete tax benefit primarily related to the true up of deferred tax items and the year ended December 31, 2023 also included a discrete tax benefit, primarily related to adjustments to the provision based on the finalization of prior year tax returns.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	December 31,	December 31,	December 31,
(In millions)	2024	2023	2022

Current portion finance lease	$0.1	$0.1	$0.2
Total current debt	0.1	0.1	0.2

Senior unsecured credit facility	-	-	25.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(0.4)	(0.7)	(0.9)
Senior notes deferred financing costs	(0.9)	(1.6)	(2.2)
Other debt	1.9	1.7	1.4
Total long-term debt	700.6	699.4	723.3
Total Debt	700.7	699.5	723.5
Less: Cash and cash equivalents	(125.4)	(227.0)	(112.0)
Total debt, net of cash	$575.3	$472.5	$611.5